Exhibit 99

                                                                Press Release
                                     [LOGO]
                  GENERAC PORTABLE PRODUCTS, LLC AND GPPW, INC.
            ANNOUNCE CASH TENDER OFFER AND CONSENT SOLICITATIONS FOR
                 THEIR 11-1/4% SENIOR SUBORDINATED NOTES DUE 2006


     JEFFERSON, WI, March 27, 2001---Generac Portable Products, LLC and GPPW, Inc. (collectively, the "Offerors") today announced that they are commencing a cash tender offer and consent solicitation for their 11-1/4% Senior Subordinated Notes due 2006 (the "Notes"). The Offerors are offering to purchase for cash any and all of their outstanding Notes, upon the terms and subject to the conditions set forth in their Offer to Purchase and Consent Solicitation Statement and in the accompanying Consent and Letter of Transmittal (collectively, the "Offer"), for $1,010 for each $1,000 principal amount of Notes validly tendered and not properly withdrawn pursuant to the Offer (the "Total Consideration"), including a consent payment of $10 for each $1,000 principal amount of Notes validly consenting and not revoking such consent prior to the Consent Date pursuant to the Solicitation described below. In addition, tendering Holders will receive accrued and unpaid interest on their Notes accepted for purchase to, but not including, the payment date.

     The Offer will expire at 12:00 midnight, New York City time, on April 27, 2001, unless extended (as time and date, as the same may be extended, the "Expiration Date"). In order to be eligible to receive the consent payment, holders of Notes must tender their Notes and deliver their consents to the proposed amendments on or prior to 5:00 p.m., New York City time, on April
10, 2001, unless extended (such time and date, as the same may be extended, the "Consent Date").

     In conjunction with the Offer, the Offerors are soliciting consents of the registered holders of Notes to the adoption of certain proposed amendments to the Indenture relating to the Notes and the Notes (the "Solicitation"). The Offerors have designated a portion of the Total Consideration as the consent payment that shall be payable to each holder who validly consents to the proposed amendments on or prior to the Consent Date. Holders must validly tender their Notes prior to the Consent Date in order to be eligible to receive the Total Consideration including the consent payment. Holders whose Notes are validly tendered after the Consent Date will not receive the consent payment with respect to such Notes accepted for purchase pursuant to the Offer, but will instead receive the Total Consideration less the consent payment, or $1,000 per $1,000 principal amount of Notes validly tendered and not properly withdrawn. Notes tendered on or before the Consent Date may be withdrawn on or prior to the Consent Date, but not thereafter. Notes tendered after the Consent Date but on or before the Expiration Date may be withdrawn at any time on or prior to the Expiration Date. The proposed amendments will be effective when the Offer is consummated as to all Notes that are not

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purchased in the Offer, provided all other conditions to the Offer have otherwise been satisfied.

     Holders who desire to tender their Notes pursuant to the Offer must consent to the proposed amendments and holders may not deliver consents without tendering the related Notes. Holders may not revoke consents without withdrawing the Notes tendered pursuant to the Offer.

     The Offer and Solicitation are being made in connection with the proposed acquisition by Briggs & Stratton Corporation ("Briggs") of Generac Portable Products, Inc., the parent of the Offerors (the "Parent Company"), and its subsidiaries, including the Offerors, through the merger of a newly formed subsidiary of Briggs with and into the Parent Company (the "Merger"). The Offer is conditioned upon, among other things, the completion of the Merger and the receipt of the consents necessary to adopt the proposed amendments as well as certain other conditions.

     If the proposed amendments become operative, they would (a) eliminate the most of the restrictive covenants including, without limitation, the covenants limited the incurrence of indebtedness, restricted payments, transactions with affiliates, asset sales, liens and dividend and other payment restrictions affecting subsidiaries, (b) eliminate limitations on mergers, consolidations and sales of assets, (c) eliminate certain events of default and (d) modify certain repurchase and defeasance provisions. Adoption of the proposed amendments requires the consent of holders of at least a majority of the outstanding Notes.

     JPMorgan, a division of Chase Securities Inc. ("JPMorgan"), and Goldman, Sachs & Co. are acting as the dealer managers and solicitation agents for the Offer and the Solicitation. The information agent for the Offer and the Solicitation is D.F. King & Co., Inc. The depositary for the Offer and the Solicitation is Bankers Trust Company. The Offer and the Solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, which more fully set forth the terms of the Offer and the Solicitation.

     Additional information concerning the terms of the Offer and the Solicitation may be obtained from JPMorgan at (800) 245-8812 (toll free) or
(212) 270-1100 (collect) or from Goldman, Sachs & Co. at (800) 323-5678 (toll free) or (212) 902-1000 (collect). Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from D.F. King & Co., Inc., the information agent, at (212) 269-5550 (collect) (bankers and brokers) or (800) 949-2583 (toll free) (all others).

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     This press release shall not constitute an offer to purchase or a solicitation of acceptances of the Offer and the Solicitation, which may only be made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal.

                                       Contact:  Gary J. Lato
                                                 Chief Financial Officer
                                                 Generac Portable Products, LLC












































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